UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2021

CATALENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36587	20-8737688
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14 Schoolhouse Road Somerset, New Jersey	08873
(Address of registrant’s principal executive office)	(Zip code)

(732) 537-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CTLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Chief Financial Officer

On May 11, 2021, Catalent, Inc. (“Catalent” and, together with its subsidiaries, the “Company”) announced that its board had appointed Thomas P. Castellano as Senior Vice President and Chief Financial Officer, effective June 1, 2021 (the “Effective Date”), succeeding Wetteny Joseph, who will be leaving the Company in order to become the Chief Financial Officer of Zoetis Inc. Mr. Joseph’s departure is not due to any disagreement with any of Catalent, its board of directors, or its management, and he will not be entitled to receive any payment in connection with his departure other than as set forth in his existing offer letter.

Mr. Castellano, 41, currently serves as the Company’s Global Vice President of Operational Finance, providing finance partnership on strategic execution across the Company’s business units, and as a member of its Executive Leadership Team. He joined the Company as Director for Financial Planning & Analysis in 2008, playing an integral role in Catalent’s successful initial public offering in 2014, and has served in successively senior positions since then, including as Vice President, Financial Planning & Analysis from 2012 until 2016 and Vice President, Finance, Investor Relations, and Treasurer from 2016 until 2020. Prior to joining the Company, he worked with the capital markets finance group at Lehman Brothers, holding roles of increasing responsibility. Mr. Castellano began his career at Cendant Corporation as part of its financial leadership development program. He holds a bachelor’s degree in finance and an MBA, both from Seton Hall University.

There is no arrangement or understanding between Mr. Castellano and any other person pursuant to which he was selected as CFO. There is also no family relationship between Mr. Castellano and any director or executive officer of Catalent, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company has entered into an offer letter, dated May 10, 2021, with Mr. Castellano (the “Offer Letter”). The terms of his existing severance agreement with the Company, which provides for terms applicable to all senior executives other than Catalent’s Chief Executive Officer and is substantially in the form (the “Form Severance Agreement”) provided as Exhibit 10.3 to the Annual Report on Form 10-K filed September 17, 2010 by Catalent’s wholly owned subsidiary, Catalent Pharma Solutions, Inc. (the “CPS Form 10-K”), shall remain unchanged. The terms of the Offer Letter and the Form Severance Agreement are summarized as follows:

Base Salary. Mr. Castellano’s annual base salary will rise to $500,000, effective on the Effective Date.

Bonus. Mr. Castellano will remain eligible for a cash bonus under the terms of the Company’s Management Incentive Plan, or MIP, the incentive-based annual cash bonus plan for the Company’s executives, with a target amount of $400,000 beginning with the Company’s 2022 fiscal year on July 1, 2021.

Long-Term Incentive Award. Mr. Castellano will remain eligible to participate in Catalent’s Long-Term Incentive Plan (the “LTIP”), with an annual grant target of $600,000 beginning with the annual grant in respect of the 2022 fiscal year, allocated in the same manner as applies to all members of the Company’s Executive Leadership Team, with 30% granted as stock options, 20% as restricted stock units, and 50% as performance-based restricted stock units (also known as “performance share units”).

Termination of Employment. Under his severance agreement, if Mr. Castellano is involuntarily terminated for any reason (including by him for good reason, as defined in the agreement) other than cause (as defined in the agreement), death or disability, he would be entitled to (i) a severance payment equal to the sum of annual base salary and target annual bonus, payable in equal installments over the one-year period following the date of termination; and (ii) continued participation for up to one year in the Company’s group health plans (to the extent he was receiving such coverage as of the termination date), at the same premium rates as may be charged from time to time to the Company’s U.S. employees generally. In addition, under the LTIP, a termination without cause within 18 months of a change in control would result in Mr. Castellano’s unvested awards becoming fully vested and exercisable.

The foregoing descriptions of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the Form Severance Agreement are qualified in their entirety by reference to the Offer Letter and the Form Severance Agreement, with the full text of each item incorporated herein by reference.

In addition to providing the Offer Letter, Catalent has agreed to grant to Mr. Castellano, as of the Effective Date, restricted stock units (“RSUs”) under its 2018 Omnibus Incentive Plan with a grant-date value of $250,000, which RSUs will vest on the third anniversary of grant, subject to his continued employment with the Company and his execution of and compliance with an award agreement substantially in the form provided as Exhibit 10.40 to Catalent’s Quarterly Report on Form 10-Q filed May 7, 2019, the full text of which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

d.	Exhibits. The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Offer letter, dated May 10, 2021, between Thomas Castellano and Catalent Pharma Solutions, Inc.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catalent, Inc.
(Registrant)

Date: May 11, 2021

	By:	/s/ STEVEN L. FASMAN
Steven L. Fasman
Senior Vice President, General Counsel, and Secretary

4